UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 3, 2016
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-12609	PG&E CORPORATION	California	94-3234914
1-2348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-1000 (Registrant's telephone number, including area code)	77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-7000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

2017 General Rate Case

On August 3, 2016, Pacific Gas and Electric Company (“Utility”), a subsidiary of PG&E Corporation, together with the California Public Utilities Commission’s (“CPUC” or “Commission”) Office of Ratepayer Advocates (“ORA”), The Utility Reform Network (“TURN”), and 12 other intervening parties filed a motion with the CPUC seeking approval of a settlement agreement that resolves nearly all of the issues raised by the parties in the Utility’s 2017 General Rate Case (“GRC”).  All parties who filed testimony in the case have joined the settlement agreement, which will be subject to public comment in the GRC proceeding and then considered by the full Commission.  In the GRC proceeding, the CPUC will determine the annual amount of base revenues (or “revenue requirements”) that the Utility will be authorized to collect from customers from 2017 through 2019 to recover its anticipated costs for electric distribution, natural gas distribution, and electric generation operations and to provide the Utility an opportunity to earn its authorized rate of return.  In its GRC application (defined below), the Utility requested an overall increase in electric distribution, natural gas distribution, and utility-owned electric generation revenue requirements of $319 million over currently authorized amounts, effective January 1, 2017.

Revenue Requirements and Attrition Year Revenues

The settlement agreement proposes that the Utility’s 2016 authorized revenue requirement of $7.9 billion be increased by $88 million, effective January 1, 2017.  The settlement agreement further provides for an increase to the authorized 2017 revenues of $444 million in 2018 and an additional increase of $361 million in 2019, as shown in the table below.

The settlement agreement identifies two contested issues.  First, the parties were unable to agree on whether there should be a third post-test year or “attrition” year for this GRC cycle (i.e., for the year 2020).  ORA and the Utility recommend a third post-test year for this cycle that would provide for an additional increase of $361 million.  TURN and certain other settling parties oppose the third post-test year.  The other contested issue concerns whether the Utility should be authorized to establish a new balancing account for costs arising from the Commission’s rulemaking on natural gas leak abatement (Rulemaking 15-01-008).  The Utility and certain settling parties support the balancing account.  TURN and certain other settling parties do not.  ORA does not oppose it.  The Utility and the settling parties believe that the contested issues can be resolved through comments and reply comments on the motion for adoption of the settlement agreement and that evidentiary hearings will not be required to resolve these matters.

The table below summarizes the differences between the amount of revenue requirement increases included in the Utility’s request, as updated in the Utility’s supplemental testimony filed on February 22, 2016 and its May 27, 2016 rebuttal testimony (together, the “GRC application”), and the amount proposed in the settlement agreement:

Year	Increase Requested in GRC Application (in millions)	Increase Proposed in Settlement Agreement (in millions)	Difference(1) (Decrease from GRC Application) (in millions)
2017	$319	$88	$(231)
2018	467	444	(23)
2019	368	361	(7)
2020(2)	N/A	361	N/A

(1)	Rounded for presentation purposes.
(2)	Whether or not revenues should be authorized for 2020 is a contested issue.

The following table shows the difference between the Utility’s requested increases in 2017 revenue requirements by line of business and the amounts proposed in the settlement agreement:

Line of Business (in millions)	Increase Requested in GRC Application		Increase/(Decrease) Proposed in Settlement Agreement		Difference(1) (Decrease from GRC Application)
Electric distribution	$67	1.6%	$(62)	-1.5%	$(128)
Gas distribution	59	3.4	(3)	-0.2	(62)
Electric generation	193	9.9	153	7.8	(40)
2017 revenue requirement increases	$319	4.0%	$88	1.1%	$(231)

(1) Rounded for presentation purposes.

The following table shows the differences, based on line of business and cost category, between the amount of revenue requirements included in the GRC application and the amount proposed in the settlement agreement, as well as the differences between the 2016 authorized revenue requirements and (i) the GRC application and (ii) the amounts proposed in the settlement agreement:

(in millions)	Amounts Requested in 2017 GRC Application	Amounts Proposed in Settlement Agreement	Difference (Decrease)	Increase/ (Decrease) 2016 Amounts vs. 2017 GRC Application	Increase/ (Decrease) 2016 Amounts vs. Settlement Agreement
Line of Business:
Electric distribution	$4,279	$4,151	$(128)	$67	$(62)
Gas distribution	1,801	1,738	(62)	59	(3)
Electric generation	2,155	2,115	(40)	193	153
Total revenue requirements	$8,235	$8,004	$(231)	$319	$88

Cost Category: (in millions)
Operations and maintenance	$1,825	$1,794	$(31)	161	131
Customer services	361	334	(27)	42	15
Administrative and general	975	912	(62)	(36)	(99)
Less: Revenue credits	(140)	(152)	(12)	(9)	(21)
Franchise fees, taxes other than income, and other adjustments	184	170	(14)	146	132
Depreciation (including costs of asset removal), return, and income taxes	5,030	4,946	(84)	15	(70)
Total revenue requirements	$8,235	$8,004	$(231)	$319	$88

(1) Rounded for presentation purposes.

The settlement agreement proposes reductions in the following areas forecast in the GRC application.  For gas distribution, reductions are proposed for corrosion control, leak management, gas operations technology, and new business.  For electric distribution, reductions are proposed for overhead maintenance, capacity, technology, mapping and records, reliability, substation management, new business, and undergrounding work.  For electric distribution, the capital-related reductions are offset in part by increases in the replacement and installation of additional units in specific asset areas.  For electric generation, the settlement agreement proposes to move costs related to Diablo Canyon Power Plant seismic studies from the GRC to the Utility’s Energy Resource Recovery Account proceeding.  Proposed reductions in the customer service area largely relate to the removal of certain costs from the forecast related to residential rate reform implementation.  Some of these costs would be recoverable through the existing Residential Rates Reform Memorandum Account, and the Utility could seek recovery of the remaining costs in a future filing with the CPUC.  Additionally, a number of company-wide reductions, including reductions to the Short-Term Incentive Plan and certain employee benefits, are proposed in the settlement agreement.

Balancing Accounts

The settlement agreement proposes to retain certain existing balancing accounts, including the Tax Act Memo Account that was first established following the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010, and to eliminate certain memorandum and balancing accounts that are no longer necessary.  In addition to the contested balancing account for natural gas leak abatement mitigation costs, the settlement agreement proposes one new tax-related memorandum account to track the impact on the revenue requirement from certain types of changes in tax laws or regulations.

Capital Additions and Rate Base

The settlement agreement proposes capital expenditures of $3.9 billion for 2017 for the portions of the Utility’s business addressed in the GRC.  Proposed capital expenditures are lower than the amount included in the GRC application of $4.0 billion for 2017, consistent with the provisions of the settlement agreement.  While the settlement agreement proposes overall revenue requirement increases for 2018 and 2019, it does not specify capital expenditures for those years.

The settlement agreement proposes a 2017 weighted average rate base of $24.3 billion for the portions of the Utility’s business reviewed in the GRC, compared with the Utility’s request of $24.5 billion.  The $0.2 billion difference is primarily due to the lower level of capital expenditures agreed to in the settlement.

In order to allow settlement discussions to proceed, on June 23, 2016, the CPUC revised the procedural schedule for the GRC.  Under the current schedule, a proposed decision is expected to be released in January 2017, and a final CPUC decision is expected to be issued in February 2017.  On March 17, 2016, the CPUC issued a decision to allow the authorized revenue requirement changes to become effective on January 1, 2017, even if the final decision is issued after that date.

PG&E Corporation and the Utility are unable to predict whether the CPUC will approve the settlement agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
Dated: August 3, 2016	By:	/s/ Linda Y.H. Cheng
LINDA Y.H. CHENG
Vice President, Corporate Governance and
Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

Dated: August 3, 2016	By:	/s/ Linda Y.H. Cheng
LINDA Y.H. CHENG
Vice President, Corporate Governance and
Corporate Secretary